EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 15, 2022, except for the effect of the discontinued operation described in Note 13, as to which the date is July 29, 2024, with respect to the consolidated financial statements of Paranovus Entertainment Technology Ltd. (formerly known as “Happiness Development Group Limited”), for the year ended March 31, 2022 on Form S-8 (File No. 333-253602), and Form F-3 (File No. 333-275599) of Paranovus Entertainment Technology Ltd. filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC

Sugar Land, Texas

July 31, 2024